Exhibit 23.1

PricewaterhouseCoopers Rua da Candelária 65 11°-15° 20091-020 Rio de Janeiro, RJ Brazil Caixa Postal 949 Telefone (21) 3232-6112 Fax (21) 2516-6319
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Tele Norte Leste Participações S.A. of our report dated January 28, 2004, except as to the information contained in Note 33, for which the date is June 2, 2004, relating to our audit of the financial statements of Tele Norte Leste Participações S.A. and its subsidiaries, which appear in the Annual Report on Form 20-F for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/ PRICEWATERHOUSECOOPERS
PricewaterhouseCoopers Auditores Independentes

Rio de Janeiro, Brazil

September 24, 2004